UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 15, 2019

Prevail Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38939	82-2129632
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

430 East 29th Street, Suite 1520 New York, New York		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (917) 336-9310

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PRVL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Morgan Sheng, M.B.B.S., Ph.D.

The board of directors (the “Board”) of Prevail Therapeutics Inc. (the “Company”) appointed Morgan Sheng, M.B.B.S., Ph.D. to serve as a director of the Company, effective November 15, 2019. Dr. Sheng’s term will expire at the Company’s 2020 Annual Meeting of Stockholders. In addition, Dr. Sheng was appointed to serve as a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Dr. Sheng, age 61, is a Core Institute Member at the Broad Institute of MIT and Harvard, where he serves as Co-Director of the Stanley Center for Psychiatric Research. Dr. Sheng is also a Professor in the Department of Brain and Cognitive Science at MIT. From 2008 to 2019, Dr. Sheng was Vice-President for Neuroscience at Genentech, Inc., a biotech company, where he was head of neuroscience research and drug discovery. Prior to joining Genentech, from 2001 to 2008, Dr. Sheng was the Menicon Professor of Neuroscience at MIT, as well as an Investigator of the Howard Hughes Medical Institute. Dr. Sheng received his B.A. from Oxford University and obtained his medical degree and training in internal medicine at London University. He also holds a Ph.D. in molecular genetics from Harvard University. Following his postdoctoral work in neuroscience at the University of California, San Francisco, Dr. Sheng served on the faculty at Massachusetts General Hospital and Harvard Medical School before joining MIT. A Fellow of the Royal Society (UK), the Academy of Medical Sciences (UK) and the American Association for the Advancement of Science, Dr. Sheng is the author of more than 200 peer-reviewed publications focused on the molecular cellular biology of brain synapses and the mechanisms of neurodegenerative diseases.

There is no arrangement or understanding between Dr. Sheng and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Dr. Sheng and any of the Company’s other directors or executive officers. Dr. Sheng does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

Dr. Sheng will be compensated in accordance with the Company’s non-employee director compensation policy. Pursuant to this policy, Dr. Sheng will be entitled to receive a $38,750 annual retainer for his service on the Board, plus an additional $5,000 annual retainer for his service as a member of the Compensation Committee and an additional $4,000 annual retainer for his service as a member of the Nominating and Corporate Governance Committee. In addition, pursuant to this policy, on November 15, 2019, Dr. Sheng was granted an initial option grant to purchase 20,000 shares of the Company’s common stock at an exercise price of $10.62 per share, the closing price of the Company’s common stock as reported by The Nasdaq Global Select Market on that date. This option vests in equal monthly installments over a three-year period. In addition, pursuant to the Company’s non-employee director compensation policy, Dr. Sheng will be eligible for an annual option grant to purchase 10,000 shares of the Company’s common stock, which will be granted in connection with the Company’s Annual Meeting of Stockholders each year. Dr. Sheng has also entered into the Company’s standard indemnity agreement, the form of which was previously filed by the Company as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-231754), initially filed with the Securities and Exchange Commission on May 24, 2019.

Item 7.01	Regulation FD Disclosure.

On November 18, 2019, the Company issued a press release announcing the appointment of Dr. Sheng to the Board.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company, regardless of any general incorporation language in such filing, except as otherwise expressly stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated November 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREVAIL THERAPEUTICS INC.

By:	/s/ Asa Abeliovich, M.D., Ph.D.
Asa Abeliovich, M.D., Ph.D.
President and Chief Executive Officer

Dated: November 18, 2019